Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275243

PROSPECTUS SUPPLEMENT No. 1

(to the prospectus dated December 12, 2023)

Falcon’s Beyond Global, Inc.

5,752,961 Shares of Class A Common Stock Underlying Warrants (For Issuance)

131,870,661 Shares of Class A Common Stock (For Resale)

This prospectus supplement No. 1 (this “Supplement”) supplements, updates and amends the information contained in the prospectus dated December 12, 2023 (the “Prospectus”) relating to the issuance of shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Falcon’s Beyond Global, Inc. (the “Company”) upon the exercise of warrants of the Company (“Warrants”) and the resale from time to time of shares of Class A Common Stock by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in the Prospectus. This Supplement updates and supplements the Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2024 (the “Form 8-K”).  Accordingly, we have attached the Form 8-K to this Supplement. You should read this Supplement in conjunction with the Prospectus. This Supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements thereto. This Supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this Supplement supersedes information contained in the Prospectus. Capitalized terms used in this Supplement have the meanings given to them in the Prospectus.

Our shares of Class A Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FBYD” and “FBYDW,” respectively. On March 11, 2024, the closing price of our Class A Common Stock was $8.38 per share and the closing price for our Warrants was $0.70 per Warrant.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH UNDER THE SECTION ENTITLED “RISK FACTORS” ON PAGE 11 OF THE PROSPECTUS, BEFORE MAKING ANY DECISION WHETHER TO INVEST IN OURSECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 12, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2024

FALCON’S BEYOND GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41833	92-0261853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1768 Park Center Drive

Orlando, FL 32835
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (407) 909-9350

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FBYD	The Nasdaq Stock Market LLC
Warrants to purchase 1.034999 shares of Class A common stock, at an exercise price of $11.50 per share	FBYDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On March 7, 2024, the Katmandu Park in Punta Cana, Dominican Republic (“Katmandu Park”) was closed to visitors. The closure follows financial, operational, and infrastructure challenges at the Katmandu Park and a recent shift in the strategic focus of Falcon’s Beyond Global, Inc. (the “Company”), as further described below. Katmandu Park, which is part of the Company’s unconsolidated Sierra Parima reporting segment and the Falcon’s Beyond Destinations business, was one of two entertainment destinations developed, owned and operated through three joint venture entities between the Company and Meliá Hotels International, S.A. (“Meliá”), and the closure of Katmandu Park does not immediately affect the operations of the other two joint venture entities. The Company believes that the closure of the park is in the best interest of the joint venture at this time because the closure eliminates potential ongoing operational losses.

Prior to the park’s closure, the Company experienced losses as a result of the financial, operational, and infrastructure challenges encountered at Katmandu Park, including as a result of visitor levels at Katmandu Park that were below management’s expectations. As part of the preparation of its financial statements to be included in the Company’s Annual Report on Form 10-K (the “Annual Report”), the Company has determined that it expects to record an impairment charge with respect to the Company’s investment in the Sierra Parima joint venture in the audited financial statements for the year ended December 31, 2023, to be filed with the Securities and Exchange Commission. A full description of such impairment charge will be included in the Annual Report.

As referenced above, the closure of Katmandu Park also aligns with the Company’s recent shift in business strategy, including its intention to employ an asset-efficient approach to its Falcon’s Beyond Destinations business and center its strategic focus and growth plans on the Falcon’s Creative Group (“FCG”) business. The Company expects growth and expansion of FCG to be bolstered by the previously announced strategic investment by Qiddiya and projects launched following this investment, including as part of the previously reported Consultancy Services Agreement with a total contract value of up to approximately $83.1 million, as further described in the Company’s Current Report on Form 8-K filed on January 26, 2024.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K (the “Form 8-K”) contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this in this Form 8-K, words such as “believe,” “expect,” “intention,” “may,” “might,” “plans,” “will,” “growth,” “expansion,” and similar expressions identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements. Factors that might cause future results to differ from those expressed by these forward-looking statements include, but are not limited to, the Company’s ability to successfully employ an asset-efficient strategy and to successfully center its strategic focus and growth plans on the FCG business, risks related to the Company’s joint ventures, uncertainties regarding the Katmandu Park, the Company’s financial results and expected impairment charge with respect to Sierra Parima, and the other risk factors included in the Company’s Registration Statement on Form S-1, as amended (File No. 333-275243), filed with the U.S. Securities and Exchange Commission on November 30, 2023, and the risk factors to be discussed in the Company’s Annual Report and elsewhere in the Company’s other reports and filings made with the U.S. Securities and Exchange Commission from time to time. Accordingly, you should not place undue reliance on forward-looking statements. The forward-looking statements speak only as of the date of this Form 8-K or as of the date such statements were made. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2024	FALCON’S BEYOND GLOBAL, INC.

	By:	/s/ Bruce A. Brown
	Name:	Bruce A. Brown
	Title:	Executive Vice President of Legal, General Counsel and Corporate Secretary